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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-105242

           Prospectus Supplement to the Prospectus dated May 21, 2003 and the Prospectus Supplement dated May 21, 2003 -- No. 333

(GOLDMAN SACHS LOGO)
                         THE GOLDMAN SACHS GROUP, INC.
                          Medium-Term Notes, Series B
                             ----------------------

                     Aggregate Mandatory Exchangeable Notes
                             ----------------------

                                 GENERAL TERMS
    Goldman Sachs may offer and sell aggregate mandatory exchangeable notes from time to time. This prospectus supplement describes terms that will apply generally to the aggregate mandatory exchangeable notes, including any note you purchase. A separate pricing supplement will describe terms that apply specifically to your note, including any changes to the terms specified below.
    The aggregate mandatory exchangeable notes are non-principal-protected notes that are linked to the performance of a basket of stocks. The principal amount payable upon maturity of the notes will either be shares of each of the basket stocks or, at our option, cash or a combination of cash and shares of one or more of the basket stocks.
    The general terms of the notes are described beginning on page S-8 and include the following:

ISSUER:  The Goldman Sachs Group, Inc.

BASKET STOCKS: the common stocks of the basket stock issuers specified in the relevant pricing supplement

INTEREST RATE (COUPON):  as specified in the relevant pricing supplement

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will exchange a note, with respect to each basket stock, for:

- basket stock at a rate equal to the exchange rate for that basket stock, or

- at the option of Goldman Sachs, the cash equivalent of the basket stock we would otherwise be obligated to deliver, based on the final basket stock price for that basket stock.

Therefore, on the stated maturity date, you may receive (1) shares of the basket stocks, (2) cash or (3) a combination of cash and shares of one or more of the basket stocks.

EXCHANGE RATE:  the exchange rate for each basket stock will equal either:

- if the final basket stock price equals or exceeds the threshold appreciation price for that basket stock, a number of shares of that basket stock equal to the threshold fraction multiplied by the weighting amount for that basket stock, for each outstanding unit amount of a note, or

- if the final basket stock price is less than the threshold appreciation price for that basket stock, a number of shares of that basket stock equal to the weighting amount for that basket stock, for each outstanding unit amount of a note, subject, in certain circumstances, to anti-dilution adjustment

UNIT AMOUNT: the face amount per note specified in the relevant pricing supplement

WEIGHTING AMOUNT: for each basket stock, a number of shares of that basket stock equal to the unit amount multiplied by the weight of that basket stock and divided by the initial basket stock price for that basket stock; as a result, the sum of the products, for each basket stock, of (1) the weighting amount and
(2) the initial basket stock price for that basket stock will be equal to the unit amount; the weighting amount and the weight for each basket stock will be specified in the relevant pricing supplement

INITIAL BASKET STOCK PRICE: for each basket stock, as specified in the relevant pricing supplement

FINAL BASKET STOCK PRICE: for each basket stock, the closing price of one share of that basket stock on the determination date, subject to anti-dilution adjustment

THRESHOLD APPRECIATION PRICE: for each basket stock, the initial basket stock price for that basket stock times a multiplier, which will be greater than 1.0 and will be specified in the relevant pricing supplement

THRESHOLD FRACTION: for each basket stock, the threshold appreciation price for that basket stock divided by the final basket stock price for that basket stock

ENHANCEMENT MULTIPLIER: if the relevant pricing supplement says this applies to a note, then the final basket stock price for each basket stock will be multiplied by an enhancement multiplier, which, for each basket stock, will be specified in the relevant pricing supplement and will exceed 1.0

BUSINESS DAY:  as described on page S-17

CALCULATION AGENT:  Goldman, Sachs & Co.

                             ----------------------

    See "Additional Risk Factors Specific to Your Note" beginning on page S-3 to read about investment risks relating to the aggregate mandatory exchangeable notes. The principal of the aggregate mandatory exchangeable notes is not protected.
                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

    Goldman Sachs may use this prospectus supplement in the initial sale of an aggregate mandatory exchangeable note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an aggregate mandatory exchangeable note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.
                             ----------------------

                 Prospectus Supplement dated November 13, 2003.
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In this prospectus supplement, when we refer to a "note", including your note, we mean an aggregate mandatory exchangeable note unless the context requires otherwise. Also, references to the "accompanying prospectus" mean the accompanying prospectus dated May 21, 2003, as supplemented by the accompanying prospectus supplement dated May 21, 2003, of The Goldman Sachs Group, Inc. References to the "relevant pricing supplement" mean the pricing supplement that describes the specific terms of your note.

                         THE NOTES ARE PART OF A SERIES

      The aggregate mandatory exchangeable notes, including your note, are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under our indenture from time to time. The aggregate mandatory exchangeable notes, including your note, are "indexed debt securities", as defined in the accompanying prospectus. This prospectus supplement summarizes financial and other terms that apply generally to the aggregate mandatory exchangeable notes, including your note. We describe terms that apply generally to all Series B medium-term notes in "Description of Notes We May Offer" and "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                      SPECIFIC TERMS WILL BE DESCRIBED IN
                              PRICING SUPPLEMENTS

      The specific terms of your note will be described in the relevant pricing supplement accompanying this prospectus supplement. The terms described there supplement those described here and in the accompanying prospectus. If the terms described in the relevant pricing supplement are inconsistent with those described here or in the accompanying prospectus, the terms described in the relevant pricing supplement are controlling.

                                       S-2
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                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your note is indexed. You should carefully consider whether the aggregate mandatory exchangeable notes are suited to your particular circumstances.

                THE PRINCIPAL OF YOUR NOTE WILL NOT BE PROTECTED

      The principal of your note will not be protected. Our payment to you on the stated maturity date will be a number of shares of basket stocks, and/or their cash equivalents, based on the final basket stock prices. Because of the formula that we use to determine the payment amount, the amount you receive on the stated maturity date may be less than the face amount of your note if the closing prices of one or more basket stocks on the determination date are lower than the initial basket stock prices for those basket stocks. Thus, you may lose your entire investment in your note, depending on the closing prices of the basket stocks on the determination date.

      Also, the market value of your note prior to the stated maturity date may be lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.

  THE POTENTIAL FOR THE VALUE OF YOUR NOTE TO INCREASE WILL BE LIMITED AND THE
                    LOWER PERFORMANCE OF ONE OR MORE OF THE
                     BASKET STOCKS MAY OFFSET ANY INCREASE
                           IN THE OTHER BASKET STOCKS

      Your ability to participate in any rise in the market value of the basket stocks will be limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower return on your note than you would have received had you invested in the basket stocks directly. In addition, the amount that any rise in the market value of any individual basket stock may add to the payment amount that you receive on the stated maturity date for each outstanding unit amount of your note will be limited by the threshold appreciation price for that basket stock specified in the relevant pricing supplement, no matter how high the market price of that basket stock may rise. At the same time, your investment is fully exposed to any decline in the market value of any of the basket stocks and any decline in the market price of one or more basket stocks may offset any increase in the market price of any of the other basket stocks.

 THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

- the market price of each of the basket stocks;

- the correlation of price movements on the basket stocks;

- the volatility -- i.e., the frequency and magnitude of changes in the market price of each of the basket stocks;

- the dividend rates on the basket stocks;

- economic, financial, regulatory, political, military and other events that affect stock markets generally and the respective market segments of which the basket stocks are a part, and which may affect the market price of any of the basket stocks;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

                                       S-3
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These factors will influence the price you will receive if you sell your note prior to maturity. If you sell your note prior to maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of any basket stock based on its historical performance.

IF THE MARKET PRICES OF THE BASKET STOCKS CHANGE, THE MARKET VALUE OF YOUR NOTE
                       MAY NOT CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the basket stocks. Changes in the market prices of the basket stocks may not result in a comparable change in the market value of your note. Even if the market price of each basket stock equals or exceeds its threshold appreciation price, the market value of your note will usually be less than the sum of the products for each basket stock, of
(1) the weighting amount for that basket stock and (2) the threshold appreciation price for that basket stock before the stated maturity date. We discuss some of the reasons for this disparity under "-- The Market Price of Your Note May Be Influenced by Many Unpredictable Factors" above.

                         WE WILL NOT HOLD BASKET STOCKS
                                FOR YOUR BENEFIT

      The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the basket stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the basket stocks for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any basket stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

                       YOU WILL NOT HAVE ANY SHAREHOLDER
                     RIGHTS AND MAY NOT HAVE ANY RIGHTS TO
                               RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the basket stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the basket stocks. In addition, we may, at our sole option, elect to pay cash in exchange for your note on the stated maturity date, in which case you will have no right to receive any shares of basket stocks on that date, or to pay a combination of cash and shares of one or more of the basket stocks in exchange for your note on the stated maturity date.

                       TRADING AND OTHER TRANSACTIONS BY
                       GOLDMAN SACHS IN THE BASKET STOCKS
                       MAY IMPAIR THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under your note by purchasing some or all of the basket stocks, and perhaps listed or over-the-counter options or futures on one or more of the basket stocks or other instruments linked to one or more of the basket stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the determination date for your note. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to one or more of the basket stocks. Any of these hedging activities may adversely affect the price of the basket stocks and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in one or more of the basket stocks or instruments whose returns are linked to one or more of the basket stocks for their proprietary accounts, for other accounts

                                       S-4
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under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the basket stocks and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked or related to changes in the value of one or more of the basket stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the value of the consideration we will deliver on your note at maturity.

                       OUR BUSINESS ACTIVITIES MAY CREATE
                    CONFLICTS OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the basket stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the basket stocks, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the basket stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may have published or may in the future publish research reports with respect to some or all of the issuers of the basket stocks. Any of these activities by any of our affiliates may affect the price of the basket stocks and, therefore, the market value of your note and the value of the consideration we will deliver on your note at maturity.

   AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE
                      DETERMINATIONS THAT COULD AFFECT THE
                      MARKET VALUE OF YOUR NOTE, WHEN YOUR
                        NOTE MATURES AND THE AMOUNT YOU
                              RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the closing prices of the basket stocks, which we will use to determine how many shares of each basket stock or cash in respect of any basket stock we must deliver on the stated maturity date; determining whether to postpone the stated maturity date because of a market disruption event; and determining whether and how to make anti-dilution adjustments to the exchange rate of any basket stock. See "General Terms of the Aggregate Mandatory Exchangeable Notes -- Anti-dilution Adjustments" and "-- Special Calculation Provisions" below for more information about these determinations. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above. We may change the calculation agent for your note at any time without notice to you, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

 THERE WILL NOT BE ANY AFFILIATION BETWEEN THE BASKET STOCK ISSUERS AND US, AND WE WILL NOT BE RESPONSIBLE FOR ANY DISCLOSURE BY ANY OF THE BASKET STOCK ISSUERS

      As of the time any notes are issued, Goldman Sachs will not be affiliated with any issuer of the basket stocks. As we have told you above, however, we or our affiliates may currently or from time to time in the future

                                       S-5
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engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of any information about the basket stock issuers contained in the relevant pricing supplement or any other publicly available information about any of the basket stock issuers. You, as an investor in your note, should make your own investigation into the basket stock issuers.

      The basket stock issuers will not be involved in this offering of your note in any way and will not have any obligation of any sort with respect to your note. Thus, the basket stock issuers will not have any obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      Unless otherwise specified in the relevant pricing supplement, your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system. Whether or not your note is listed, there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                 YOU WILL HAVE LIMITED ANTI-DILUTION PROTECTION

      Goldman, Sachs & Co., as calculation agent for your note, will adjust the exchange rates for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect a basket stock issuer's capital structure, but only in the situations we describe in "General Terms of the Aggregate Mandatory Exchangeable Notes -- Anti-dilution Adjustments" below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust the exchange rates for events such as an offering of a basket stock for cash by a basket stock issuer, a tender or exchange offer for a basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all the outstanding basket stock by a third party. Those events or other actions by a basket stock issuer or a third party may nevertheless adversely affect the market price of a basket stock and, therefore, adversely affect the value of your note. A basket stock issuer or a third party could make an offering or a tender or exchange offer, or a basket stock issuer could take any other action, that adversely affects the value of that basket stock and your note but does not result in an anti-dilution adjustment for your benefit.

  WE CAN POSTPONE THE STATED MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash or basket stocks that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing price of any basket stock is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket stock price for that basket stock based on its assessment, made in its sole discretion, of the market value of that basket stock at that time.

        THE TAX CONSEQUENCES OF AN INVESTMENT IN YOUR NOTE ARE UNCERTAIN

      The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under "Supplemental

                                       S-6
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Discussion of Federal Income Tax Consequences" below.

   CERTAIN CONSIDERATIONS FOR INSURANCE COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the aggregate mandatory exchangeable notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the aggregate mandatory exchangeable notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the aggregate mandatory exchangeable notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                                       S-7
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          GENERAL TERMS OF THE AGGREGATE MANDATORY EXCHANGEABLE NOTES

Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. References to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".

      In addition to the terms described on the front and inside cover of this prospectus supplement, the following general terms will apply to the aggregate mandatory exchangeable notes, including your note:

                               SPECIFIED CURRENCY

      Unless otherwise specified in the relevant pricing supplement, all payments of principal and interest will be made in U.S. dollars.

                             FORM AND DENOMINATION

      The notes will be issued only in global form through DTC. The face amount of each note will be specified in the relevant pricing supplement.

                                   NO LISTING

      Unless otherwise specified in the relevant pricing supplement, your note will not be listed or displayed on any securities exchange or included in any interdealer market quotation system.

                    DEFEASANCE, DEFAULT AMOUNT, OTHER TERMS

      Neither full defeasance nor covenant defeasance will apply to your note. The following will apply to your note:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below;

- anti-dilution provisions will apply to your note as described under "-- Anti-dilution Adjustments" below; and

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below.

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. in the relevant pricing supplement relates only to the initial sale of your note. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

                     BASKET STOCKS AND BASKET STOCK ISSUERS

      In this prospectus supplement, when we refer to the basket stocks, we mean the common stocks of the issuers specified in the relevant pricing supplement and when we refer to the basket stock issuers, we mean those issuers, except as described under "-- Anti-dilution Adjustments", "-- Reorganization Events" and "-- Distribution Property" below.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will exchange your note for shares of each basket stock at the relevant exchange rates. Alternatively, at our sole option, we may pay cash in an amount, with respect to any basket stock, equal to the number of shares of that basket stock we would otherwise be obligated to deliver in exchange for your note, multiplied by the closing price of that basket stock on the determination date. If we choose to deliver cash with respect to any basket stock, we will notify the holder of our election at least one business day before the determination date (or specify our decision to deliver cash in the relevant pricing supplement); IF WE DO NOT NOTIFY THE HOLDER OF OUR ELECTION, WE WILL DELIVER SHARES OF THE BASKET STOCKS, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED UNDER "-- CONSEQUENCES OF A MARKET DISRUPTION EVENT" BELOW.

      The value of the shares or cash you receive in exchange for your note on the stated maturity date may be less than 100% of the outstanding face amount of your note. We describe this risk under "Additional Risk Factors Specific to Your Note -- The Principal of Your Note Will Not Be Protected" above.

                                 EXCHANGE RATE

The exchange rate for each basket stock will equal either:

- if the final basket stock price for that basket stock equals or exceeds the threshold appreciation price for that basket stock, a number of shares of that basket stock equal to the threshold fraction for that basket stock multiplied by the weighting amount for that basket stock, for each outstanding unit amount of a note, or

- if the final basket stock price for that basket stock is less than the threshold appreciation price for that basket stock, a number of shares of that basket stock equal to the weighting amount for that basket stock, for each outstanding unit amount of a note.

The UNIT AMOUNT for a note will be a portion of the outstanding face amount of the note equal to the sum of the products, for each basket stock, of (1) the weighting amount for that basket stock and (2) the initial basket stock price for that basket stock.

The WEIGHTING AMOUNT, for each basket stock, will be a number of shares of that basket stock equal to the unit amount multiplied by the weight of that basket stock and divided by the initial basket stock price for that basket stock. As a result, the sum of the products, for each basket stock, of (1) the weighting amount for that basket stock and (2) the initial basket stock price for that basket stock will be equal to the unit amount.

The THRESHOLD FRACTION, for each basket stock, will be the threshold appreciation price for that basket stock divided by the final basket stock price for that basket stock.

      We will specify the threshold appreciation price, the weighting amount, the weight and the initial basket stock price for each basket stock in your note, as well as the unit amount of your note, in the relevant pricing supplement.

      The exchange rates may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe under "-- Anti-dilution Adjustments" below. In addition, if an exchange would otherwise involve a fractional share of a basket stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the final basket stock price for that basket stock.

      The final basket stock price may be subject to enhancement adjustment, but only if this is stated in the relevant pricing supplement. If enhancement adjustment applies, the final basket stock price for each basket stock will be multiplied by an enhancement multiplier, which will be greater than 1.0 and will be specified in the relevant pricing supplement. The enhancement multipliers for the various basket stocks may not be the same.

      The shares of each basket stock, together with any cash payable for any fractional shares and after giving effect to any anti-dilution adjustments, that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note, unless we elect to deliver cash. In that event, the cash we must pay in exchange for your note on the stated maturity date represents the principal amount of your note.

STATED MATURITY DATE

      The stated maturity date will be the date specified in the relevant pricing supplement, unless that date is not a business day, in which case the stated maturity date will be
                                       S-9
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the next following business day. If the fifth business day before the relevant specified date is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after the relevant specified date or, if the relevant specified date is not a business day, later than the sixth business day after the relevant specified date. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day before the date specified as the stated maturity date in the relevant pricing supplement, unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the relevant specified date or, if the relevant specified date is not a business day, later than the first business day after the relevant specified date.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following business day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days. If the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the relevant final basket stock price that must be used to determine the exchange rate for any basket stock (and, if we elect not to deliver shares of that basket stock on the stated maturity date in respect of that basket stock, the cash value of that basket stock) is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket stock price for that basket stock based on its assessment, made in its sole discretion, of the market value of that basket stock on that day.

      In addition, if a market disruption event occurs or is continuing on the determination date or on any later day through and including the stated maturity date, we may choose to pay cash instead of delivering basket stock on the stated maturity date, even if we have not notified the holder of our election to pay cash as described under "-- Payment of Principal on Stated Maturity Date" above.

                               INTEREST PAYMENTS

      Interest, if any, will accrue on the outstanding face amount (and not the principal amount) of your note and will be calculated and paid as described in the accompanying prospectus with regard to fixed rate notes, except that, if interest is payable on your note, the interest payment dates will be those specified in the relevant pricing supplement and, as long as your note is in global form, the regular record date for each interest payment date will be the preceding business day, unless otherwise specified in the relevant pricing supplement. If the stated maturity date does not occur on the date specified in the relevant pricing supplement, however, the interest payment date scheduled for that date will instead occur on the stated maturity date.

                           ANTI-DILUTION ADJUSTMENTS

      The calculation agent will adjust the exchange rate for each basket stock as described below, but only if an event described under one of the six subsections beginning with "-- Stock Splits" below occurs with regard to that basket stock and only if the relevant event occurs during the
                                       S-10
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period described under the applicable subsection.

      The adjustments described below do not cover all events that could affect the exchange rate for any basket stock, such as an issuer tender or exchange offer for that basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the relevant basket stock. We describe the risks relating to dilution under "Additional Risk Factors Specific to Your Note -- You Will Have Limited Anti-dilution Protection" above.

HOW ADJUSTMENTS WILL BE MADE

      In this prospectus supplement, we refer to anti-dilution adjustment of the exchange rate for basket stock. If an event requiring anti-dilution adjustment occurs with regard to any basket stock, the calculation agent will make the adjustment to the exchange rate for that basket stock by taking the following steps:

- STEP ONE. The calculation agent will adjust the reference amount for the basket stock. This term refers to the amount of the basket stock or other property for which the final basket stock price is to be determined on the determination date. For example, if no adjustment is required, the final basket stock price will be the closing price of one share of the basket stock on the determination date. In that case, the reference amount will be one share of the basket stock. We describe how the closing price will be determined under "-- Special Calculation Provisions" below.

  If an adjustment is required because one of the dilution events described in the first five subsections below -- these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants -- occurs with respect to the basket stock, then the final basket stock price for the basket stock might instead be, for example, the closing price, on the determination date, of two shares of the basket stock or a half share of the basket stock, depending on the event. In that example, the adjusted reference amount would be two shares of the basket stock or one half share of the basket stock, as applicable.

  If an adjustment is required because one of the reorganization events described under "-- Reorganization Events" below occurs with respect to the basket stock -- these involve events in which cash, securities or other property is distributed in respect of the basket stock -- then the final basket stock price for the basket stock will be as follows, assuming there has been no prior anti-dilution adjustment: the value, on the determination date, of the property distributed in the reorganization event in respect of one share of the basket stock, plus one share of the basket stock if the basket stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the basket stock, if applicable. In addition, on the stated maturity date, your note will be exchangeable for the kind or kinds of property comprising the adjusted reference amount, or the cash value of that property, as described in more detail under "-- Reorganization Events" below.

  The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

- STEP TWO. Having adjusted the reference amount of the basket stock in step one, the calculation agent will determine the final basket stock price for the basket stock, which will be the closing price of the adjusted reference amount of the basket stock on the determination date. If a reorganization event occurs, the final basket stock price will be the value of the adjusted reference amount as determined by the calculation agent in the manner described under "-- Reorganization Events" below.

- STEP THREE. Having determined the final basket stock price for the basket stock in step two, the calculation agent will use this price to calculate the threshold fraction and exchange rate for the basket stock.

- STEP FOUR. Having calculated the exchange rate for the basket stock in step three, the calculation agent will multiply this rate by the reference amount as adjusted in step one. The resulting rate will be the number of shares of the basket stock that will be exchangeable on the stated maturity date for each outstanding unit amount of your note.

- STEP FIVE. If we elect to deliver cash to the holder on the stated maturity date with respect to the basket stock, the amount we deliver will equal the cash value of the basket stock that we would otherwise deliver, based on the adjusted rate calculated in step four. The calculation agent will determine the cash value of that stock by multiplying the number of shares involved by the closing price for one share on the determination date, rather than by the final basket stock price, which will be the closing price for the adjusted reference amount. If your note would be exchangeable, with regard to the basket stock, for property other than the basket stock because of a reorganization event, then the calculation agent will determine the cash value of that property in the manner described under "-- Reorganization Events" below.

      If more than one event requiring adjustment occurs with respect to a basket stock, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final basket stock price, the threshold fraction and the adjusted exchange rate for the basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.

      The calculation agent will adjust the exchange rate for a basket stock for each reorganization event described under "-- Reorganization Events" below that affects the basket stock. For any other dilution event described below, however, the calculation agent will not be required to adjust the exchange rate of a basket stock unless the adjustment would result in a change of at least 0.1% in the exchange rate for that basket stock that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward -- e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

      If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

      The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

      In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate of a basket stock for one or more dilution events, we mean that the calculation agent will take all the applicable
                                       S-12
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steps described above with respect to those events.

   Regardless of the anti-dilution adjustments that may apply to your note, any basket stock or cash equivalent you receive on the stated maturity date, valued as of the determination date, will not under any circumstances exceed the threshold appreciation price for that basket stock (multiplied by the relevant weighting amount) for each outstanding unit amount of your note.

      The following six subsections describe the dilution events for which the exchange rate for a basket stock is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount for the affected basket stock -- the first step in the adjustment process described above -- with regard to the relevant event.

STOCK SPLITS

      A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

      If a basket stock is subject to a stock split, then the calculation agent will adjust the reference amount for the basket stock to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount. The reference amount -- and thus the exchange rate -- for the basket stock will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the date of the relevant pricing supplement and on or before the determination date.

REVERSE STOCK SPLITS

      A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

      If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount for the basket stock to equal the product of the prior reference amount and the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective. The reference amount -- and thus the exchange rate -- for the basket stock will not be adjusted, however, unless the reverse stock split becomes effective after the date of the relevant pricing supplement and on or before the determination date.

STOCK DIVIDENDS

      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

      If a basket stock is subject to a stock dividend, then the calculation agent will adjust the reference amount for the basket stock to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the basket stock times (2) the prior reference amount. The reference amount -- and thus the exchange rate -- for the basket stock will not be adjusted, however, unless the ex-dividend date occurs after the date of the relevant pricing supplement and on or before the determination date.

      The ex-dividend date for any dividend or other distribution with respect to a basket stock is the first day on which the basket stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

      The reference amount for a basket stock will not be adjusted to reflect dividends or other distributions paid with respect to the basket stock, other than:

- stock dividends described above,

- issuances of transferable rights and warrants as described under "-- Transferable Rights and Warrants" below,

- distributions that are spin-off events described under "-- Reorganization Events" below, and

- extraordinary dividends described below.

      A dividend or other distribution with respect to the basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the closing price of the basket stock on the first business day before the ex-dividend date.

      If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount for that basket stock to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the basket stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount -- and thus the exchange rate -- for that basket stock will not be adjusted, however, unless the ex-dividend date occurs after the date of the relevant pricing supplement and on or before the determination date.

      The extraordinary dividend amount with respect to an extraordinary dividend for a basket stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the basket stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described under "-- Stock Dividends" above, "-- Transferable Rights and Warrants" below or "-- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

      If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the closing price of the basket stock on the business day before the ex-dividend date for the issuance, then the reference amount for the basket stock will be adjusted by multiplying the prior reference amount by the following fraction:

- the numerator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

- the denominator will be the number of shares of the basket stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

The reference amount -- and thus the exchange rate -- for the basket stock will not be adjusted, however, unless the ex-dividend date described above occurs after the date of the relevant pricing supplement and on or before the determination date.

REORGANIZATION EVENTS

      Each of the following is a reorganization event with respect to a basket stock:

- the basket stock is reclassified or changed,

- the basket stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding basket stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding basket stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above,

- the basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the basket stock issuer effects a spin-off -- that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

- the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding basket stock.

      ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs with respect to a basket stock, then the calculation agent will adjust the reference amount for the basket stock so that it consists of each type of distribution property distributed in respect of one share of the basket stock -- or in respect of whatever the prior reference amount may be -- in the reorganization event, taken together. We define the term "distribution property" below. For purposes of the five-step adjustment process described under "-- How Adjustments Will Be Made" above, the distribution property so distributed will be the adjusted reference amount described in step one, the value of that property on the determination date will be the final basket stock price described in step two and the calculation agent will determine and adjust the exchange rate based on these items as described in steps three and four.

      Consequently, if a reorganization event occurs with respect to a basket stock, your note will be exchangeable, with regard to the basket stock, on the stated maturity date as follows:

- If we do not elect to exchange your note for cash, we will deliver to the holder, for each outstanding unit amount of your note and with respect to the basket stock, each type of distribution property distributed in the reorganization event in respect of the prior reference amount for the basket stock.

- If we elect to exchange your note for cash, we will pay the holder, for each outstanding unit amount of your note and with respect to the basket stock, cash in an amount equal to the value of each type of distribution property distributed in the reorganization event in respect of the prior reference amount for the basket stock.

      For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the determination date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If more than one type of distribution property is involved, the reference amount will be adjusted so that your note is exchangeable (with regard to the basket stock) for each type, or for the cash value of each type, in the same proportion as the value of each type bears to the total value of the distribution property distributed in respect of the prior reference amount. If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder of the basket stock that makes no election, as determined by the calculation agent in its sole discretion.

      If a reorganization event occurs and the calculation agent adjusts a reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of a reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

      For example, if a basket stock issuer merges into another company and each share of the basket stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount for the basket stock will be adjusted to consist of two common shares and the specified amount of cash (adjusted proportionately for any partial share) for each share of the basket stock comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled "-- Anti-dilution Adjustments" as if the common shares were the basket stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, the final basket stock price used to calculate the adjusted exchange rate for the basket stock will be the total value, as determined by the calculation agent on the determination date, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the determination date.

      The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of the relevant pricing supplement and on or before the determination date.

      DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the basket stock -- or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes one share of the basket stock -or other applicable reference amount - in respect of which the distribution is made.

      If a reorganization event occurs with respect to a basket stock, the distribution property distributed in the event will be substituted for the basket stock as described above. Consequently, in this prospectus supplement, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount for the basket stock. Similarly, when we refer to a basket stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount under -- "Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the aggregate mandatory exchangeable notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each aggregate mandatory exchangeable note as the outstanding principal amount of that note. Although the terms of the aggregate mandatory exchangeable notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the aggregate mandatory exchangeable notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May
Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Debt Indentures and Waiver of Covenants".

                         MANNER OF PAYMENT AND DELIVERY

      Any payment or delivery on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of basket stocks or distribution property ourselves or cause our agent to do so on our behalf.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the basket stocks that would otherwise be due on a day that is not a business day. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent, in its sole discretion, will make all determinations regarding the exchange rates, anti-dilution adjustments, market disruption events, business days, the closing prices or other values of the basket stocks, the default amount and the amount of basket stocks, cash or distribution property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent for the aggregate mandatory exchangeable notes. We may change the calculation agent for your note at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days' written notice to Goldman Sachs.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the respective principal securities markets for each of the basket stocks are open for trading.

CLOSING PRICE

      The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

      If that security is not listed or traded as described above, then the closing price for that security on that day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained, or

- every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

      If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in any of the basket stocks on its primary market, in each case, for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to any of the basket stocks, if available, in the primary market for those contracts, in each case, for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- any of the basket stocks do not trade on what was the primary market for that basket stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the aggregate mandatory exchangeable notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to any basket stock.

      For this purpose, an "absence of trading" in the primary securities market on which a basket stock is traded, or on which option or futures contracts relating to a basket stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket stock or in option or futures contracts relating to a basket stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

      In this subsection about market disruption events, references to any basket stock include securities that are part of any adjusted reference amount for that basket stock, as determined by the calculation agent in its sole discretion.

                   HYPOTHETICAL PAYMENT AMOUNTS ON YOUR NOTE

      The relevant pricing supplement may include a table or chart showing hypothetical number of shares of each basket stock that could be delivered -- or the cash value of which could be delivered -- for each outstanding unit amount of your note on the stated maturity date, based on a range of hypothetical final basket stock prices and on various assumptions shown in the relevant pricing supplement.

      Any table or chart showing hypothetical payment amounts will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market prices of the basket stocks on the determination date could have on the exchange rates, as calculated in the manner described in the relevant pricing supplement and assuming all other variables remained constant. The hypothetical payment amounts listed in the relevant pricing supplement will be entirely hypothetical. They will be based on market prices for the basket stocks that may not be achieved on the relevant date and on assumptions that may prove to be erroneous.

      As calculated in the relevant pricing supplement, the hypothetical payment amounts on your note on the stated maturity date may bear little or no relationship to the actual market value of your note on that date or at any other time, including any time you might wish to sell your note. In addition, you should not view the hypothetical payment amounts as an indication of the possible financial return on an investment in your note, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account. Moreover, whatever the financial return on your note might be, it may bear little relation to -- and may be much less than -- the financial return that you might achieve were you to invest in the basket stocks directly. Among other things, the financial return on the basket stocks would not be limited by the threshold appreciation prices specified in the relevant pricing supplement for each basket stock and could include substantial dividend payments, which you will not receive as an investor in your note. An investment in the basket stocks is also likely to have tax consequences that are different from an investment in your note.

      We describe various risk factors that may affect the market value of your note, and the unpredictable nature of that market value, in "Additional Risk Factors Specific to Your Note" above.

   We cannot predict the market prices of the basket stocks or, therefore, the final basket stock prices or the exchange rates for the basket stocks included in your note. Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the number of shares that will be delivered (or the cash value of which will be delivered) in respect of your note on the stated maturity date, nor should it be viewed as an indication of the financial return on your note or of how that return might compare to the financial return on an investment directly in the basket stocks.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the aggregate mandatory exchangeable notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the aggregate mandatory exchangeable notes as described below.

      In anticipation of the sale of each aggregate mandatory exchangeable note, we and/or our affiliates expect to enter into hedging transactions involving purchases of one or more of the basket stocks, and perhaps listed or over-the-counter options, futures or other instruments linked to one or more of the basket stocks, on or before the trade date. In addition, from time to time after we issue an aggregate mandatory exchangeable note, we and/or our affiliates expect to enter into additional hedging transactions involving one or more of the basket stocks and perhaps other instruments, and to unwind those we have entered into, in connection with that particular note and perhaps in connection with other index-linked notes we may issue, some of which may have returns linked to one or more of the basket stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire or dispose of positions in one or more of the basket stocks and perhaps other securities of one or more of the basket stock issuers,

- may take short positions in one or more of the basket stocks or other securities of one or more of the basket stock issuers -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on one or more of the basket stocks, and/or

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.

      We and/or our affiliates may acquire a long or short position in securities similar to the aggregate mandatory exchangeable notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      We and/or our affiliates may close out a hedge position relating to your note and perhaps relating to other notes with returns linked to one or more basket stocks. These steps, which could occur on or before the determination date for your note, are likely to involve sales of one or more basket stocks and they may involve sales and/or purchases of listed or over-the-counter options or futures on one or more of the basket stocks or listed or over-the-counter options, futures or other instruments based on the indices designed to track the performance of the New York Stock Exchange, the American Stock Exchange or other components of the U.S. equity market.

   The hedging activity discussed above may adversely affect the market value of your note from time to time and the value of the consideration that we will deliver on your note at maturity. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Basket Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above for a discussion of these adverse effects.

                              BASKET STOCK ISSUERS

      In the relevant pricing supplement, we will provide summary information on the business of each basket stock issuer based on its publicly available documents.

        WHERE INFORMATION ABOUT THE BASKET STOCK ISSUERS CAN BE OBTAINED

      The basket stocks will be registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the basket stock issuers with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the basket stock issuers under the Exchange Act can be located by referencing its SEC file number, which will be specified in the relevant pricing supplement.

      Information about the basket stock issuers may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

      We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by any basket stock issuer with the SEC.

 WE WILL OBTAIN THE INFORMATION ABOUT THE BASKET STOCK ISSUERS IN THE RELEVANT
        PRICING SUPPLEMENT FROM THE BASKET STOCK ISSUERS' PUBLIC FILINGS

      The relevant pricing supplement will relate only to your note and will not relate to the basket stocks or other securities of the basket stock issuers. We will derive all information about the basket stock issuers in the relevant pricing supplement from the publicly available documents referred to in the preceding subsection. We will not participate in the preparation of any of those documents or make any "due diligence" investigation or any other inquiry with respect to the basket stock issuers in connection with the offering of your note. We will not make any representation that any publicly available document or any other publicly available information about the basket stock issuers is accurate or complete. Furthermore, we will not know whether all events occurring before the date of the relevant pricing supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of any basket stocks and, therefore, the relevant exchange rates -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any basket stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

      Neither we nor any of our affiliates will make any representation to you as to the performance of any basket stock.

      We or any of our affiliates may currently or from time to time engage in business with the basket stock issuers, including making loans to or equity investments in the basket stock issuers or providing advisory services to the basket stock issuers, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the basket stock issuers and, in addition, one or more of our affiliates may publish research reports about the basket stock issuers. As an investor in a note, you should undertake such independent investigation of the basket stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in a note.

                      HISTORICAL TRADING PRICE INFORMATION

      We may provide historical price information on the basket stocks in the relevant pricing supplement. You should not take any such historical prices of the basket stocks as an indication of future performance. We cannot give you any assurance that the prices of the basket stocks will increase sufficiently for you to receive an amount in excess of, or even equal to, the face amount of your note at maturity.

      Because the payment amount on your note is linked to the prices of the basket stocks on the determination date and is to be determined under a formula that caps the rate of return, the principal of your note is not protected and the rate of return on your note may be less than that on the basket stocks over a comparable period. See "Additional Risk Factors Specific to Your Note -- The Principal of Your Note Will Not Be Protected" above for more information about this risk.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders.

      The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;
- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

   You should consult your tax advisor in determining the U.S. federal income tax and other tax consequences of your investment in the note, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

      You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the basket stocks at the stated maturity date, under the terms of which contract:

      (1) at the time of issuance of your note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your note to assure the fulfillment of your purchase obligation described in clause (3) below, which deposit will unconditionally and irrevocably be applied at the stated maturity date to satisfy that obligation,

      (2) until the stated maturity date we will be obligated to pay interest on the deposit at a rate equal to the stated rate of interest on your note as compensation to you for our use of the cash deposit during the term of the note, and

      (3) at the stated maturity date the cash deposit unconditionally and irrevocably will be applied by us in full satisfaction of your obligation under the forward purchase contract, and we will deliver to you the number of shares of the basket stocks -- or, at our option, an amount of cash equal to the value of the shares of the basket stocks -- that you are entitled to receive at that time pursuant to the terms of your note.

Although you will be obligated to treat the payment of the purchase price for your note as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your note, but instead will be commingled with our other assets.

      Consistent with the above characterization, amounts paid to us in respect of the original issue of your note will be treated as allocable in their entirety to the amount of the cash deposit attributable to your note, and amounts denominated as interest that are payable with respect to your note will be characterized as interest payable on the amount of the deposit, includible annually in your income in accordance with your method of accounting.

      If your note is characterized as described above, you are an initial purchaser of your note who has purchased your note at the original issue price and we elect to deliver shares of the index stock at the stated maturity date, you would not recognize gain or loss on the purchase of the stock. You would have an aggregate tax basis in the basket stocks equal to your tax basis in your note, less the portion of the tax basis of your note allocable to any fractional shares, as described in the next sentence, and would have a holding period in the basket stocks beginning on the date after the stated maturity date. You would recognize short-term capital gain or loss with respect to cash received in lieu of any fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of your note allocable to the fractional shares.

      It is not clear how you should allocate your basis among the basket stocks received upon maturity, please consult your tax advisor. If we deliver cash at the stated maturity date, you would generally recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in the note and the holding period for purposes of such capital gain and loss will begin on the day following the first day you held the note.

      If your note is characterized as described above and you purchase your note at a price other than the adjusted issue price as determined for tax purposes, you would likely be required to allocate your purchase price for the note between the deposit component and forward contract component of your note. If the amount allocated to the deposit component of your note is not equal to the principal amount of the note, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under "United States Taxation -- Taxation of Debt Securities -- United States
Holders -- Original Issue Discount -- Market Discount" and "United States Taxation -- Taxation of Debt Securities -- United States Holders -- Original Issue Discount -- Debt Securities Purchased at a Premium". You would generally be treated upon maturity of your note in the same manner described above with respect to initial purchasers of notes, except that (1) you would be required to recognize gain or loss with respect to the deposit component of your note in an amount equal to any market discount (including any de minimis market discount) or premium, respectively, not previously taken into account by you with respect to the deposit component of your notes, and (2) for purposes of computing any gain or loss recognized at such time or your basis in any stock received at such time, you would be required to adjust your purchase price for your note to take into account any market discount (including de minimis market discount) or premium previously taken into account (either over the term of your note or upon maturity of your note) with respect to your note. Because the appropriate U.S. federal income tax treatment of persons who purchase notes at a price other than the adjusted issue price as determined for tax purposes is unclear, those persons are urged to consult their tax advisors regarding the tax consequences of their purchase of notes.

      If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note, as adjusted for any accruals of market discount or amortization of bond premium. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid interest and any accrued market discount not previously included in income, if you hold your note for more than one year.

      There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

      If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note -- including if you receive basket stocks at that time -- in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time -- which, in the case of basket stocks, would equal the fair market value of the basket stocks at the stated maturity date -- and your adjusted basis in your note. In general, your adjusted basis in your note would equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note, and decreased by the amount of interest payments you received with respect to your note. Your holding period in any basket stocks you receive upon the maturity of your note would begin on the day after the stated maturity date.

      If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

      If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

      It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to allocate less than all the amounts you paid for your note to the cash deposit described above and treat the cash deposit as a debt instrument acquired at a discount. In that case, you would be required to include such original issue discount in income as it accrues in addition to stated interest on your note. The Internal Revenue Service could also seek to characterize your note as a notional principal contract, or as a prepaid forward without a cash deposit component. You should consult your tax advisors as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the aggregate mandatory exchangeable notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a "prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call collectively "Plans", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be "plan assets" under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the aggregate mandatory exchangeable notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the aggregate mandatory exchangeable notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person's acquisition, disposition or holding of the aggregate mandatory exchangeable notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the aggregate mandatory exchangeable notes and the transactions contemplated with respect to the aggregate mandatory exchangeable notes.

   If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the aggregate mandatory exchangeable notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      With respect to each aggregate mandatory exchangeable note to be issued, The Goldman Sachs Group, Inc. will agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. will agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the note specified, at the price specified under "Net proceeds to the issuer", in the relevant pricing supplement. Goldman, Sachs & Co. intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement.

      In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell outstanding notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                Page
                                                ----
Additional Risk Factors Specific To Your
  Note........................................    S-3
General Terms of the Aggregate Mandatory
  Exchangeable Notes..........................    S-8
Hypothetical Payment Amounts on Your Note.....   S-20
Use of Proceeds and Hedging...................   S-21
Basket Stock Issuers..........................   S-22
Supplemental Discussion of Federal Income Tax
  Consequences................................   S-24
Employee Retirement Income Security Act.......   S-28
Supplemental Plan of Distribution.............   S-29

      Prospectus Supplement dated May 21, 2003
Use of Proceeds...............................    S-2
Description of Notes We May Offer.............    S-3
United States Taxation........................   S-20
Employee Retirement Income Security Act.......   S-20
Supplemental Plan of Distribution.............   S-20
Validity of the Notes.........................   S-22

                     Prospectus
Available Information.........................      2
Prospectus Summary............................      4
Ratio of Earnings to Fixed Charges............      7
Description of Debt Securities We May Offer...      8
Description of Warrants We May Offer..........     31
Description of Purchase Contracts We May
  Offer.......................................     49
Description of Units We May Offer.............     54
Description of Preferred Stock We May Offer...     60
Description of Capital Stock..................     67
Legal Ownership and Book-Entry Issuance.......     73
Considerations Relating to Securities Issued
  in Bearer Form..............................     79
Considerations Relating to Indexed
  Securities..................................     83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency....................     86
United States Taxation........................     89
Plan of Distribution..........................    109
Employee Retirement Income Security Act.......    111
Validity of the Securities....................    112
Experts.......................................    112
Cautionary Statement Pursuant to the Private
  Securities Litigation Reform Act of 1995....    113

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                               THE GOLDMAN SACHS
                                  GROUP, INC.

                              Aggregate Mandatory
                               Exchangeable Notes
                             ----------------------

                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.
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